Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

11 June 2021

Matter No.: 369283
+1 441 298 7859
chiara.nannini@conyers.com

Nabors Industries Ltd.

Clarendon House

2 Church Street

Hamilton HM11

Bermuda

Dear Sirs,

Re: Nabors Industries Ltd. (the "Company")

We have acted as special Bermuda legal counsel to the Company in connection with the issuance and sale of up to 4,989,747 common shares, par value US$0.05 each of the Company (the “Shares”) upon the exercise of warrants issued by the Company pursuant to a warrant agreement (the “Warrant Agreement”) between the Company and Computershare Trust Company, N.A. dated 10 June 2021. The Shares will be issued and sold pursuant to the final prospectus supplement dated 11 June 2021 (the “Prospectus Supplement”), supplementing the prospectus dated 5 April 2021 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) that forms part of the Registration Statement (File No. 333-255047) filed with the U.S. Securities and Exchange Commission (the "Commission") on April 5, 2021 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

1.1.	the Registration Statement including the Prospectus; and

1.2.	the executed Warrant Agreement.

We have also reviewed:

1.3.	copies of the memorandum of association and the bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Assistant Secretary of the Company on 11 June 2021;

1.4.	written resolutions of the executive committee of the board of directors of the Company dated 27 May 2021 certified by the Assistant Secretary of the Company on 11 June 2021 and written resolutions of the pricing committee of the board of directors of the Company dated 10 June 2021 (the "Resolutions");

1.5.	a copy of the consent under the Exchange Control Act 1972 (and Regulations made thereunder) in respect of the issue and free transfer of securities in the Company given by the Bermuda Monetary Authority on 2 December 2002 (the “Consent”); and

1.6.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.4.	the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus, the Warrant Agreement and other documents reviewed by us;

2.5.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended;

2.6.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.7.	that the Company will have sufficient authorised capital to effect the issue of any of the Shares at the time of issuance;

2.8.	that upon the issue of any Shares the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

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2.9.	that the Company’s Shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981 as amended, and the Consent will not have been revoked or amended at the time of issuance of the Shares; and

2.10.	that on the date the issuance of the Shares, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company and is not to be relied upon in respect of any other matter.

3.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

3.1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

3.2.	The Shares have been duly authorized and, when issued and paid for as contemplated by the Prospectus, such Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

-------/s/---------

Conyers Dill & Pearman Limited

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